EX-23(h)(11)
Nationwide Fund Advisors
1200 River Road, Suite 1000
Conshohocken, Pennsylvania 19428
April 8, 2008
Nationwide Variable Insurance Trust
1200 River Road, Suite 100
Conshohocken, Pennsylvania 19428
     Re:      Fee Waiver — Van Kampen NVIT Multi Sector Bond Fund
Ladies and Gentlemen:
     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Advisors (the “Adviser”) agrees that, with respect to the VanKampen NVIT Multi Sector Bond Fund (the “Fund”), which is series of Nationwide Variable Insurance Trust, the Adviser shall waive a portion of its management fee in an amount equal to 0.05%, as a percentage of the Fund’s average daily net assets until May 1, 2009. The Adviser acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Advisors
By:	/s/ Stephen T. Grugeon
	Name:	Stephen T. Grugeon
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:
Nationwide Variable Insurance Trust

By:	/s/ Allan J. Oster
Name: Allan J. Oster
Title: Assistant Secretary
Date: April 8, 2008